EXHIBIT 10.3(1)

PULSE ELECTRONICS CORPORATION
2001 STOCK OPTION PLAN
STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this ___ day of _______, 201__ by and between PULSE ELECTRONICS CORPORATION, a Pennsylvania corporation (the “Company”) and ____________ (“Optionee”).

Background

The Company adopted the 2001 Stock Option Plan, as amended and restated effective November 8, 2010 (the “Plan”) to attract, retain and motivate the best available personnel and to provide additional incentive to key employees of the Company and its subsidiaries to promote the success of the business.  Pursuant to and in accordance with the Plan, the Company desires to grant to Optionee a stock option to purchase shares of the Company’s Common Stock as more fully set forth below.  The Plan is administered by the Board’s Compensation Committee (the “Committee”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, and intending to be legally bound, it is agreed as follows:

1.           Option to Purchase Shares.  The Company hereby grants to Optionee an Option (the “Option”) to purchase up to the number of shares listed below of the Company’s Common Stock (the “Stock”) at the Exercise Price listed below, pursuant to and subject to the terms and provisions of the Plan which are incorporated by reference herein.  The Exercise Price is 100% of the Market Value of each share of Stock on the Date of Grant listed below.  The Option will be exercisable according to Section 2 below except as otherwise limited by the terms of this Agreement or the Plan.  The Option is not an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended and is not qualified under the laws of any non-U.S. country for preferential tax treatment or any other reason.

Number of Shares

Exercise Price Per Share	$

Date of Grant

2.           Vesting of Option.  The Option will become exercisable upon Optionee’s completion of each Year of Service after the Date of Grant  (“Exercise Period(s)”) as set forth in the following vesting schedule:

Years of Continuous Service after Date of Grant	Percentage of Shares Subject to Option Which May Be Exercised

Upon Grant	0%
1 year but less than 2 years	25%
2 years but less than 3 years	50%
3 years but less than 4 years	75%
4 years or more	100%

Notwithstanding the vesting schedule above, an Option shall become 100% vested upon a Change in Control or termination of Optionee’s service due to Disability, death or retirement at or after age 65.  If Optionee elects to retire before age 65 but on or after his or her “early retirement date” (as defined in the Technitrol, Inc. Retirement Plan) or has his or her employment terminated by the Company, other than for Cause, prior to the completion of four Years of Service after the Date of Grant, Optionee shall be entitled to pro-rata vesting, based upon the number of months elapsed since the Date of Grant to the date of Optionee’s retirement or termination by the Company, divided by 48.

  (b)      Period of Exercise.  The Option may be exercised, to the extent vested, (i) only while Optionee is an Employee and has maintained Continuous Service from the Date of Grant, or (ii) within 60 days after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire).  However, in the event Optionee’s Continuous Service terminates by reason of Cause, death, Disability or retirement on or after Optionee’s “early retirement date,” the provisions of Section 8(c) of the Plan will control the ability, if any, of Optionee to exercise the Option.

3.           Manner of Exercise and Terms of Payment.  The Option may be exercised in whole or in part, subject to the limitations set forth in the Plan and this Agreement, upon delivery to the Company of timely written or electronic notice of exercise, accompanied by full payment of the Exercise Price for the shares of Stock with respect to which the Option is exercised and all applicable withholding taxes.  Notice of exercise must be accomplished in a form and manner prescribed by the Committee.  Optionee’s payment must be forwarded to the payroll office from which Optionee is paid.  The Option may not be exercised for fractions of a Share.  Full payment of the Exercise Price and all applicable withholding taxes shall be in cash (or by certified check, bank draft, or postal express money order) or, if and as permitted by the Committee in its sole discretion, by delivery of any property (including Common Stock of the Company) other than cash, as long as such property constitutes valid consideration for the Stock under applicable law.

4.           Term of Option.  The Option shall have a term of seven (7) years from the Date of Grant (“Expiration Date”) and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

  (b)      Termination.  The Option will automatically terminate upon the first to occur of (i) an event of default or breach by Optionee of the terms and conditions of this Agreement, or (ii) 60 days after Optionee ceases to be an Employee or maintain Continuous Service from the Date of Grant, except if the termination of Continuous Service was for Cause or by reason of death, Disability, or retirement on or after Optionee’s “early retirement date.”  If Optionee’s employment is terminated for Cause, death, Disability, or retirement on or after the “early retirement date,” then the provisions of Section 8(c) of the Plan shall apply with regard to termination of the Option and Optionee’s ability to exercise the Option.

5.           Rights as Shareholder.  Neither Optionee nor any permitted transferee of the Option shall have any rights or privileges of a shareholder of the Company with respect to any shares of Stock subject to the Option until such shares of Stock have been issued upon the exercise of the Option.

6.           No Employment or Other Rights.  The grant of the Option shall not confer upon Optionee any right to be retained by or in the employ or service of the Company or any subsidiary of the Company and shall not interfere in any way with the right of the Company to terminate Optionee’s employment or service at any time.  The right of the Company or any of its subsidiaries to terminate at will Optionee’s employment or service at any time for any reason is specifically reserved.

7.           Delivery of Stock Certificates.  The Company shall not be required to issue or deliver any certificate, or cause uncertificated shares to be registered on the books of the Company, for shares of Stock purchased upon the exercise of all or any portion of an Option granted under the Plan prior to the fulfillment of any of the following conditions which may, from time to time, be applicable to the issuance of the Stock:

  (a)           Listing of Shares.  The admission of such shares of Stock to listing on all stock exchanges on which the Common Stock of the Company is then listed.

  (b)           Registration and/or Qualification of Shares.  The completion of any registration or other qualification of such shares of Stock under any federal, state or foreign securities laws or under the regulations promulgated by the Securities and Exchange Commission or any other federal, state or foreign governmental regulatory body which the Board or Committee, as the case may be, deems necessary or advisable.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulations or requirement.  As a condition to Optionee’s exercise of this Option, the Company may require the person exercising the Option to make any representation and warranty to the Company as may be required by any applicable law, regulation or requirement.

  (c)           Approval or Clearance.  The receipt of any approval or clearance from any federal, state or foreign governmental agency which the Board or the Committee, as the case may be, shall determine to be necessary or advisable.

  (d)           Reasonable Lapse of Time.  The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

  (e)           Tax Withholding.  Optionee’s satisfaction of all applicable federal, state, local or foreign income and employment tax withholding obligations.

8.           Change in Control.  The Plan sets forth the effect that a Change in Control of the Company has on the Option granted hereunder.

9.           Options Subject to Plan Provisions.

  (a)           The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) changes in capitalization of the Company, (ii) transactions in which the Company is not the surviving entity, and (iii) other changes resulting from a merger, reorganization, stock dividend or similar transactions, all of which may require the number or kind of Shares underlying the Option to be adjusted in accordance with Section 10 of the Plan.

  (b)           The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.  A copy of the Plan has previously been delivered to Optionee (an additional copy may be obtained from the Secretary of the Company by request in writing to the address set forth in Section 11(a) below).

10.         Restrictions on Transfers.  The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by Optionee other than by will or by the laws of descent and distribution (and in the case of transfer or assignment by will, descent or distribution, solely to give effect to the provisions of Section 8(c)(2) of the Plan). Notwithstanding the foregoing, or any other provision of the Plan or this Agreement, the Committee, in its sole discretion, may permit Optionee to transfer the Option by gift to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.  Following such transfer, the Option may thereafter be transferred by gift, subject to the approval of the Committee, only to Optionee or to an individual or trust to whom Optionee could have initially transferred the Option pursuant to this Section.  If the Option is transferred pursuant to this Section, it shall be exercisable by the transferee according to the same terms and conditions as applied to Optionee.

11.         Miscellaneous.

  (a)           Except for notices to exercise the Option which shall be made in accordance with the provisions of Section 3 above, all notices provided for or contemplated herein shall be in writing and addressed as follows:

If to the Company:	Pulse Electronics Corporation
Attn.: Corporate Secretary
[Address]

If to Optionee:	At the address listed on the Company’s payroll records.

or to such other addresses as the parties may specify in writing.

  (b)           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws), except to the extent that federal law shall be deemed to apply.  Any dispute or claim arising out of or relating to this Agreement shall be brought exclusively in the federal court for the Eastern District of Pennsylvania or in the Court of Common Pleas of Bucks County, Pennsylvania.  By execution of this Agreement, Optionee and the Company each hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with this Agreement.

IN WITNESS WHEREOF, the undersigned have executed, or have caused this Agreement to be executed, as of the day and year first above written.

PULSE ELECTRONICS	OPTIONEE
CORPORATION

By:
[Name]	[Name of Optionee]
[Title]